Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on:

●	Form S-1 (File Nos. 333-234330, 333-238317, 333-261443, 333-262550, 333-268002, 333-268738, 333-269083, 333-272297, 333-272304, 333-280363 and 333-280423),

●	Form S-3 (File No. 333-290712)

●	Form S-8 (File Nos. 333-164469, 333-222625, 333-236328, 333-252155, 333-264953, 333-271053, 333-280388 and 333-291792)

of our report dated April 2, 2025, before the effects of the adjustments to retrospectively apply the discontinued operations reclassifications related to the dispositions described in Notes 14 and 15, the retrospective adjustments to share and per share data as a result of the reverse stock split as described in Note 1, as well as the correction of the error described in Note 16, relating to the consolidated financial statements of Stablecoin Development Corporation (f/k/a NovaBay Pharmaceuticals, Inc.) and subsidiaries (the “Company”) as of and for the year ended December 31, 2024, which included an explanatory paragraph related to the Company seeking approval from its stockholders for voluntary dissolution, included in this Annual Report on Form 10-K/A for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

New York, New York

April 29, 2026